FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

2009 total revenue increased by 60.8% through expanded sales to new and existing customers; net income increased by 43.4%

SHENZHEN, CHINA — March 31, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Financial Highlights
•	Total revenue increased by 57.5% year-over-year to $22.1 million, compared to $14.0 million in the fourth quarter of 2008.
-	54% of revenue was from sales to original equipment manufacturers (“OEMs”).
•	Gross profit increased by 69.4% year-over-year to $6.5 million versus $3.8 million in the fourth quarter of 2008.
•	Operating income was $3.8 million, a 55.1% increase over operating income of $2.5 million in the fourth quarter of 2008.
•	Net income was $2.9 million, a 48.3% increase over net income of $2.0 million in the fourth quarter of 2008.
•
Basic and diluted earnings per share were $0.21 and $0.20, respectively, translating into increases of 10.5% and 5.3%, respectively, over basic and diluted earnings per share of $0.19 in the fourth quarter of 2008.

Fiscal Year 2009 Highlights
•	Total revenue increased by 60.8% year-over-year to $85.4 million, compared to $53.1 million in 2008.
-	53.6% of revenue was from sales to original equipment manufacturers.
•	Gross profit increased by 64.6% year-over-year to $24.3 million versus $14.8 million in 2008.
•	Operating income was $14.7 million, a 49.8% increase over operating income of $9.8 million in 2008.
•	Net income was $11.5 million, a 43.4% increase over net income of $8.0 million in 2008.
•
Basic and diluted earnings per share for the fiscal year 2009 were $0.93 and $0.89, respectively, translating into increases of 24.0% and 18.7%, respectively, over basic and diluted earnings per share of $0.75 in 2008.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “2009 was a momentous year for our Company, with significant revenue growth and prudent cost management providing the platform for our initial public offering in January 2010. The results demonstrate that our commitment to R&D is paying off, as our newer, higher-margin products are growing steadily as a proportion of our overall sales. Further, successful execution of our operational initiatives allowed us to grow our sales network and maintain our steadfast commitment to R&D while managing our cost base.

In 2010, we expect to continue to gain market share as we leverage favorable industry trends in new verticals such as the automotive and digital product industries, and focus on developing and marketing higher-margin products. We believe that our initiatives to expand our sales network and distribution channels will continue to drive our efforts to grow direct sales to domestic OEMs, setting the stage for strong growth in 2010.”

Fourth Quarter and Fiscal Year 2009 Financial Results
Revenues
Total revenues for the fourth quarter 2009 increased year-over-year by 57.5% to $22.1 million, with 54% of revenue from OEM customers.  As a percentage of total revenue, sales of the Home Appliance, Auto Part and Digital Motor product series in the fourth quarter of 2009 were 60.2%, 23.4% and 16.4%, respectively, compared to 61.1%, 25.3% and 13.6%, respectively, in the fourth quarter of 2008.

Total fiscal year 2009 revenue increased year-over-year by 60.8% to $85.4 million. 53.6% of revenue for the year was from OEM customers, compared to 51% in 2008. The impact of increased sales to new and existing customers was partially offset by the sales mix, as sales of the Company’s lower-priced products outpaced that of its higher-priced products, which include numerical control motor products.  As a percentage of total revenue, sales of the Home Appliance, Auto Part and Digital Motor product series were 63.9%, 22.1% and 14.0%, respectively, compared to 59.3%, 26.9% and 13.8%, respectively, in 2008.

Cost of Goods Sold
Cost of goods sold in the fourth quarter 2009 increased year-over-year by $5.4 million, or 53.0%, to $15.6 million.  The cost of goods sold for fiscal year 2009 increased year-over-year by 59.4% to $61.0 million. The increase in cost of goods sold was driven primarily by the increased sales volume.

Gross Profit and Gross Margin
Gross profit for the fourth quarter of 2009 increased year-over-year by 69.4% to $6.5 million. Gross margin for the fourth quarter 2009 was 29.4%, up from 27.4% in the fourth quarter 2008. This increase in gross margin was due to a slight change in the mix of products sold and a decrease in the price of raw materials, particularly copper and steel, compared to the prior year period. As a result, we saw margin improvement for all product types across the board.

Gross profit for the year ended December 31, 2009, was $24.3 million, or 28.5% of revenues, compared to $14.8 million, or 27.9% of revenues, for the comparable period in 2008. The slight increase in gross margin was due to a change in the mix of products sold during the year, which included an increase in sales of the Company’s newer products with higher gross margins, and a decrease in the price of raw materials, particularly copper and steel, during the year.

Operating Expenses
Research and development (“R&D”) expenses for the fourth quarter 2009 increased year-over-year by 17.0% to $0.39 million, equivalent to 1.7% of revenues, compared to $0.33 million, or 2.3% of revenues, in the comparable period in 2008. For fiscal year 2009, R&D expenses increased year-over-year by 60% to $1.6 million, equivalent to 1.9% of revenues, compared to $1.0 million, also 1.9% of revenues, in the comparable period in 2008. The increased R&D expenses in the fourth quarter and for the fiscal year were focused on new product initiatives.

Selling expenses for the fourth quarter 2009 increased year-over-year by 50.6% to $1.1 million, compared to $0.71 million in the fourth quarter 2008.  This change was primarily a result of increased sales activity. As a percentage of revenues, fourth quarter 2009 selling expenses were relatively stable at 4.8%, compared to 5.1% in the fourth quarter 2008. Selling expenses were $4.2 million for the year ended December 31, 2009, compared to $2.7 million for the comparable period in 2008; the increase was driven by higher sales volume. As a percentage of revenues, 2009 selling expenses remained relatively stable at 5.0%, compared to 5.1% in fiscal year 2008.

General and administrative (“G&A”) expenses for the fourth quarter 2009 increased year-over-year by 255.4% to $1.2 million, compared to $0.34 million in the fourth quarter 2008. As a percentage of revenues, fourth quarter 2009 G&A expenses increased to 5.4% from 2.4% in the fourth quarter of 2008. For the fiscal year 2009, G&A expenses increased year-over-year by $1.7 million to $2.9 million. As a percentage of revenues, 2009 G&A expenses increased to 3.4% from 2.2% in the fiscal year 2008, largely due to the necessary increase in expenses that were incurred as a result of preparing for the Company’s initial public offering in the United States in 2010.

Accordingly, total operating expenses for the fourth quarter 2009 increased year-over-year by $1.3 million, or 94.9%, to $2.7 million. For the fiscal year 2009, total operating expenses increased year-over-year by $4.7 million, or 94.1%, to $9.6 million.

Earnings
Operating income for the fourth quarter 2009 was $3.8 million, compared to $2.5 million in the fourth quarter of 2008. For fiscal year 2009, operating income was $14.7 million, a 49.8% increase compared to $9.8 million in 2008.

Net income in the fourth quarter 2009 was $2.9 million, compared to a net income of $2.0 million for the fourth quarter of 2008. For fiscal year 2009, net income was $11.5 million, as compared to $8.0 million in 2008.

Basic earnings per share for the fourth quarter 2009 were $0.21 and diluted earnings per share were $0.20. Basic and diluted earnings per share were $0.19 for the fourth quarter 2008. Basic earnings per share for the fiscal year 2009 were $0.93 and diluted earnings per share were $0.89. Basic and diluted earnings per share for fiscal year 2008 were $0.75.

Balance Sheet
Cash and cash equivalents were $10.6 million as of December 31, 2009, compared to $2.7 million as of December 31, 2008, primarily attributable to the increase of funds from the Company’s private placement.

Total accounts receivable as of December 31, 2009 were $8.5 million compared to $5.2 million as of December 31, 2008.  Inventories as of December 31, 2009 amounted to $7.2 million, compared to $7.3 million as of December 31, 2008.

Business Outlook
Strong gross domestic product growth in China and recovering export markets are expected to serve as a backdrop for a strong performance in fiscal 2010. In China, the combination of rising disposable income and the extension of the government’s stimulus package relating to subsidies for home appliance and vehicle purchases is expected to lead to increased demand for small appliances and vehicles. The Company believes that this, in turn, will boost demand for micro-motor products.

In order to capitalize on these positive macro trends, China Electric plans to continue its efforts to increase direct sales to domestic OEMs as a proportion of total revenue, with a focus on its higher-margin products. Capacity expansion plans are on track, with the new production line expected to commence production in July 2010.

Guidance for First Quarter and Fiscal Year 2010
As of March 31, 2010, the Company reports that there are 2.5 million AC motor units with an average selling price of $3.50 in the backlog; these products are mainly are used for industry drives and control motors.  Management estimates that revenue for the first quarter of 2010 will be in the range of $20.7 million to $21.2 million, and that revenue for fiscal year 2010 will be in the range of $110 million to $120 million. Management expects net income for the first quarter of 2010 to be in the range of $3.0 million to $3.25 million, and net income for fiscal 2010 to be between $17.05 million and $19.8 million. Management estimates that basic and diluted earnings per share for the first quarter of 2010 will be between $0.163 and $0.176, based on 18,436,389 shares outstanding (on a fully diluted basis).

Conference Call and Webcast
China Electric senior management will host a conference call at 5:00 am (Pacific) / 8:00 am (Eastern) / 8:00 pm (Beijing/Hong Kong) on March 31, 2010 to discuss its 2009 fourth quarter and full year financial results and recent business activity. To access the live teleconference, please dial +1 866 700-7173 (US) or +1 617 213-8838 (International), and enter the passcode 67942307. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available from 11:00 am (Eastern) on March 31, 2010, by dialing +1 888 286-8010 (US) or +1 617 801-6888 (International) and entering the passcode 36848283.

A live webcast of the conference call and replay will also be available on the investor relations page of the Company’s website at: http://szmotor.investorroom.com ..

About China Electric Motor, Inc.
China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (755) 8278 6083 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com
Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com
Media Contact:
Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com

The Company’s operational and financial performance for year ended December 31, 2009 is described in more detail in the Company’s report on Form 10-K, which was filed with the US Securities and Exchange Commission on March 31, 2010.

– FINANCIAL TABLES TO FOLLOW –

China Electric Motor, Inc. and Subsidiaries
Consolidated Balance Sheets
(In U.S. Dollars)

	December 31,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$10,633,518	$2,655,808
Accounts receivable, net	8,526,451	5,239,785
Inventories, net	7,194,656	7,293,544
Prepaid expenses and other receivable	-	15,103
Total current assets	26,354,625	15,204,240
Property and equipment, net	7,936,284	2,770,782
Total Assets	$34,290,909	$17,975,022

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,217,702	$2,309,026
Accrued liabilities and other payable	463,185	240,130
Various taxes payable	28,962	39,972
Wages payable	465,119	295,367
Corporate tax payable	878,305	469,435
Due to related party	1,581,376	1,339,337
Due to affiliated companies	334,977	-
Total current liabilities	5,969,626	4,693,267
Total Liabilities	5,969,626	4,693,267

Commitments and Contingencies

Shareholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 14,083,030 and 10,679,260 shares issued and outstanding at December 31, 2009 and 2008, respectively.	1,408	1,068
Additional paid-in capital	3,899,125	158,271
Accumulated other comprehensive income	889,668	1,089,032
Statutory surplus reserve fund	1,177,075	1,177,075
Retained earnings (unrestricted)	22,354,007	10,856,309
Total Shareholders' Equity	28,321,283	13,281,755
Total Shareholders' Liabilities & Equity	$34,290,909	$17,975,022

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Operations
(In U.S. Dollars)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$22,085,645	$14,022,685	$85,379,374	$53,072,547
Cost of Goods Sold	(15,581,686)	(10,182,654)	(61,042,596)	(38,285,648)
Gross Profit	6,503,959	3,840,031	24,336,778	14,786,899
Selling Expenses	1,067,547	708,955	4,237,346	2,719,775

General and administrative
Merger cost	37,362	-	820,000	-
Research and development	385,385	329,521	1,649,504	1,032,722
Depreciation	4,919	5,427	20,910	22,636
Others general and administrative	1,194,166	335,999	2,873,658	1,171,908
Total general and administrative	1,621,832	670,947	5,364,072	2,227,266
Total operating expenses	2,689,379	1,379,902	9,601,418	4,947,041
Income from operations	3,814,580	2,460,129	14,735,360	9,839,858

Other income (expenses)
Interest income (expense)	(3,782)	12,880	16,087	15,036
Imputed interest	-	(36,899)	-	(50,126)
Sundry income (expenses), net	5,462	11,712	8,318	8,845
Total other income (expenses)	1,680	(12,307)	24,405	(26,245)

Income before income taxes	3,816,260	2,447,822	14,759,765	9,813,613
Income taxes	880,491	468,552	-3,262,067	-1,797,721
Net income	$2,935,769	$1,979,270	$11,497,698	$8,015,892

Basic earnings per share	$0.21	$0.19	$0.93	$0.75

Weighted-average shares outstanding, Basic	14,041,237	10,679,260	12,356,530	10,679,260

Diluted earnings per share	$0.20	$0.19	$0.89	$0.75

Weighted-average shares outstanding, Diluted	14,952,974	10,679,260	12,988,805	10,679,260

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Decrease) Increase in Cash
(In U.S. Dollars)

	For Years Ended	For Years Ended
	December 31	December 31
	2009	2008

Cash Flows From Operating Activities
Net Income (loss)	$11,497,698	$8,015,892
Adjustments to reconcile net income to net cash
provided by operating activities:
Bad debt recovery	(3,248)	-
Imputed interest expense	-	50,126
Depreciation	678,039	519,014
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(3,297,186)	(2,594,662)
Inventories, net	79,724	(3,355,276)
Prepaid expenses and other receivables	15,064	73,661
Increase (decrease) in:
Accounts payable	(85,257)	692,371
Accrued liabilities and other payable	223,692	-
Various taxes payable	(10,905)	(9,195)
Wages payable	170,528	119,971
Corporate tax payable	410,104	350,403
Net cash provided by (used in) operating activities	9,678,253	3,862,305

Cash Flows From Investing Activities
Purchases of property and equipment	(5,849,388)	(754,160)
Net cash used in investing activities	(5,849,388)	(754,160)

Cash Flows From Financing Activities
Net proceeds from/(Repayments to) short-term loan	-	164,520
Net proceeds from issuance of shares	3,741,194	-
Dividends paid	-	(2,088,600)
Increase (decrease) in due to related parties	577,016	(199,865)
Net cash provided by (used in) financing activities	4,318,210	(2,452,985)

Effect of exchange rate changes on cash	(169,365)	411,870
Net increase (decrease) in cash and cash equivalents	7,977,710	1,067,030

Cash and cash equivalents, beginning of period	2,655,808	1,588,778

Cash and cash equivalents, end of period	$10,633,518	$2,655,808

Supplemental disclosure information:
Income taxes paid	$2,845,066	$1,797,721
Interest expense paid	$-	$-